Exhibit 99.01

Contact:

Meg McElroy, Shareholder Relations	301.366.4960
Deanne Eagle, Media Relations	917.837.5866
Susan Roush, Investor Relations	818.222.8330

NEURALSTEM RECEIVES CONFIRMATION OF PATENT CLAIMS FROM
UNITED STATES PATENT AND TRADEMARK OFFICE

ROCKVILLE, Maryland, August 18 – Neuralstem, Inc. (NYSE Amex: CUR) announced that it received notification that the United States Patent and Trademark Office (USPTO) has upheld the patentability, without amendment, of all claims in U.S. Patent No. 5,753,506 and intends to issue a reexamination certificate in due course.  This patent describes methods of culturing and expanding neural stem cells.  A reexamination request had been filed by a third-party requestor in September of 2009.

“We are of course pleased that the USPTO has upheld the patentability of all of our claims, without amendment.  U.S. Patent No. 5,753,506 is a core technology patent for Neuralstem,” said Richard Garr, Neuralstem’s President & CEO.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in a Phase I safety clinical trial for Amyotrophic Lateral Sclerosis (ALS), often referred to as Lou Gehrig's disease. The company is also targeting major central nervous system diseases in addition to ALS, including traumatic spinal cord injury, ischemic spastic paraplegia, and Huntington’s disease.

Through its proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain’s capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions. The company plans to initiate clinical trials to treat Alzheimer’s disease and major depression with its lead compound, as well as pursue additional indications, including traumatic brain injury, post traumatic stress syndrome, stroke and schizophrenia.

For more information, please go to www.neuralstem.com

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2009, and in its quarterly report on Form 10-Q for the period ended June 30, 2010.

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